                                                                    Exhibit 20.1

                    TERMINATION AGREEMENT AND GENERAL RELEASE



     THIS TERMINATION AGREEMENT AND GENERAL RELEASE is made and entered into on the 4th day of November, 1997, by and between JOHN A. LOMBARDI (hereinafter "Employee") and NORTHSTAR HEALTH SERVICES, INC. (hereinafter "Company").



                                    RECITALS:

     WHEREAS, the Employee and Company are parties to an Employment Agreement dated September 16, 1996 (the "Original Employment Agreement"), pursuant to which, among other things, the Company employed Employee as the Executive Vice-President, Chief Financial Officer and Treasurer of the Company; and

     WHEREAS, the Employee and Company are also parties to an Employment Agreement dated March 13, 1997 (the "Subsequent Employment Agreement"), pursuant to which, among other things, the Company employed Employee as Executive Vice-President, Chief Financial Officer and Treasurer of the Company; and

     WHEREAS, Employee and Company are desirous of entering into an Agreement defining the terms of Employee's voluntary termination from the Company's employment (hereinafter "termination") and certain related terms.


     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and intending to be legally bound, Employee and the Company agree as follows:

     1. Employee's termination shall be effective as of the 10th day of May, 1997. Employee shall have all rights as defined in the Company's established benefit plans and policies applicable to an individual employee in his position who voluntarily terminates his employment.

     2. As a further, special separation award, the Company has agreed to pay Employee the gross amount of $35,000.00, less usual deductions, in consideration of the undertakings of Employee described herein, but without any admission of contractual or other legal liability whatsoever to Employee in respect to or in any way related to his employment, including his recruitment, hire, terms and conditions of employment, benefits and termination, payable as follows:

     The sum of $15,000.00, less usual deductions, upon the signing of this Agreement (the check will be drafted through the Company payroll system, dated November 7, 1997, and delivered at the time of the signing of this

     Agreement), the receipt of which is hereby acknowledged by Employee; and

     The sum of $2,500.00, less usual deductions, payable by Company to Employee on the following Company payroll dates: November 21, 1997; December 5, 1997; December 19, 1997; January 2, 1998; January 16, 1998; January 30,
     1998; February 13, 1998; and February 27, 1998.

     3. The Company and Employee agree to terminate all stock options in any and all agreements between the Company and the Employee, verbal or otherwise, including the stock options granted in the Employment Agreement of September 16, 1996, Exhibit "A", Section 2, described as follows:

     On September 16, 1996, Employee was granted, under the 1992 Stock Option Plan, stock options for 25,000 shares of the Company's Common Stock. Such options have an exercise price equal to the fair market value (as defined in the 1992 Stock Option Plan) as of September 16, 1996. Employee acknowledges that in accordance with said Plan, if the Employee's relationship with the Company or affiliated corporation ceases for any reason other than termination for death or total disability (and unless by its terms the option provides otherwise), the Employee may exercise, for a 3-month period following cessation, only that portion of the Employee's option which was exercisable at the time of cessation. The Company does not waive this limitation.

     Employee was also granted stock options to purchase 50,000 shares of the Company's Common Stock at $2.00. Such option shares are not exercisable until Company's Common Stock has traded in excess of $5.93 for at least ten
     (10) consecutive trading days. Employee acknowledges that these stock options must be exercised within twelve (12) months of termination. The Company does not waive this limitation.

     The Company and Employee agree that the Employee shall be granted, under the Out of Plan Plan, 10,000 shares of the Company's Common Stock in connection with the execution of this Termination Agreement and General Release. Such options shall be vested immediately, shall have an exercise price of $2.00, and shall terminate at 11:59 p.m. on December 31, 1998.

     4. Employee agrees to maintain strict confidentiality with respect to the terms of this Agreement and to refrain from advising any current or former employees of the Company or others not needing to know such terms.

     5. The Employee and Company hereby agree that the above-mentioned Subsequent Employment Agreement was and is null and void ab initio, and had, has, and shall have no legal force and effect.

     6. Except for the payments due Employee by company as set forth in this Agreement, Employee does, for himself, his heirs, executors and assigns, hereby forever releases and discharges the Company, its divisions, subsidiaries, affiliates, officers, directors, employees, representatives, successors, assigns, and agents from any and all claims, demands, actions, suits, damages, fees, costs, and other obligations or liabilities of any kind, whether now known or unknown, prior to and including this date, relating to any and all losses, injuries, and other damages incurred by Employee, in respect to or in any way related to his recruitment, hire, terms and conditions of employment, benefits of employment, or termination, which are or could have been complained of under any federal, state or local law, statute, ordinance, regulation or order. Employee also expressly waives all present and future employment rights with the Company or any affiliate organization of the Company. Employee represents and warrants that he has not assigned any such claim or authorized any person or entity to assert such claim on his behalf.

     7. Company does, for itself, its successors and assigns, hereby forever releases and discharges the Employee, his heirs and assigns, from any and all claims, demands, actions, suits, damages, fees, costs, and other obligations or liabilities of any kind, whether now known or unknown, prior to and including this date, relating to any and all losses, injuries, and other damages incurred by Company, in respect to or in any way related to Employee's employment, or termination, which are or could have been complained of under any federal, state or local law, statute, ordinance, regulation or order. Company also expressly waives all present and future employment rights with the Employee.

     8. Employee hereby agrees and recognizes that his employment relationship with Company has been permanently and irrevocably severed and that Company does not have any obligation, contractual or otherwise, to hire, re-hire, or re-employ him in the future.

     9. Employee agrees and acknowledges that the Agreement by Company described herein, and the settlement and termination of any claims against Employer as set forth herein, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Company to Employee.

     10. Employee covenants and agrees that he shall not engage in any communications which shall disparage Company or unlawfully interfere with its existing or prospective business relationships. Employee agrees, further, that he shall make himself available and cooperate with Company in any reasonable manner in connection with any matters including, but not limited to, litigation now pending or which may arise in the future which Employee was involved in or which relate to Employee's term of employment with the Company. If requests are made after the salary continuation period, reasonable compensation may be considered if time requirements are significant.

     11. Employee hereby certifies that he has read the terms of this Termination Agreement and General Release, that he has had an opportunity to discuss it with his attorneys, and that he understands its terms and effects. Employee acknowledges, further, that he is executing this Termination Agreement and General Release of his own volition, with a full understanding of its terms and effects, and with the intention of releasing all claims in exchange for the consideration described in this Termination Agreement and General Release, which he acknowledges is adequate and satisfactory to him. Neither Company nor its agents, representatives, or attorneys have made any representation to him concerning the terms and effects of this Termination Agreement and General Release other than those contained herein. Employee further agrees, covenants and promises that he will not communicate or disclose the terms or amount of this Termination Agreement and General Release to any person other than members of his immediate family, his attorney, his accountant, or such other person(s) to whom disclosure may be necessary to implement and/or enforce this Agreement or to otherwise conduct personal business.

     INTENDING TO BE LEGALLY BOUND, Employee and Company execute this Termination Agreement and General Release this 5th day of November, 1997.


WITNESS:                                     EMPLOYEE:

/s/ PAUL A. MANION                           /s/ JOHN A. LOMBARDI (SEAL)
-----------------------                      ---------------------------
                                             JOHN A. LOMBARDI



                                             COMPANY:
ATTEST:                                      NORTHSTAR HEALTH SERVICES, INC.



/s/ JAMES J. ??????????                      BY: /s/ THOMAS W. ZAUCHA
-----------------------                         --------------------------
Assistant Secretary                              THOMAS W. ZAUCHA, CEO


      (SEAL)

                         ABSOLUTE GUARANTEE OF PAYMENT
                                 OF OBLIGATION



     FOR VALUE RECEIVED, I, THOMAS W. ZAUCHA, of 100 Lafayette Circle, Indiana, Pennsylvania, 15701, absolutely guarantee payment to JOHN A. LOMDARDI of the special separation award indebtedness due John A. Lombardi as set forth in paragraph 2 of the Termination Agreement and General Release dated the 4th day of November, 1997, by and between John A. Lombardi, "Employee", and Northstar Health Services, Inc., "Company". If Northstar Health Services, Inc. defaults in the payments, less usual deductions, payable by Company to Employee as set forth in paragraph 2 of the Termination Agreement and General Release, I will pay John A. Lombardi the unpaid balance thereon on demand.



DATED:  November 5, 1997


                                        /s/ THOMAS W. ZAUCHA          (SEAL)
                                        -----------------------------
                                        Thomas W. Zaucha